Exhibit 99.1

NEWS RELEASE

Corporate Offices:
1328 Racine Street
Racine, WI 53403

FOR IMMEDIATE RELEASE

Contact: Jeffrey S. Knutson
(262) 638-4242

TWIN DISC, INC. ANNOUNCES FISCAL 2021

FIRST QUARTER FINANCIAL RESULTS

● Continued focus on driving efficiencies and optimizing operations
● Production at new Lufkin, TX manufacturing facility expected to begin in early calendar 2021
● Sales and profitability expected to improve through the fiscal year
● Six-month backlog at September 25, 2020 was $69.4 million, a 4.2% increase from June 30, 2020

RACINE, WISCONSIN — October 30, 2020 — Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2021 first quarter ended September 25, 2020.

Sales for the fiscal 2021 first quarter were $46.1 million, compared to $59.3 million for the same period last year. The 22.2% decrease in 2021 first quarter sales was primarily due to year-over-year softness in the Company’s oil and gas, industrial, and marine markets, and the continued impacts the COVID-19 crisis is having across Twin Disc’s global markets. Foreign currency exchange had a $1.5 million positive impact on fiscal 2021 first quarter sales.

John H. Batten, Chief Executive Officer, commented: “Our six-month backlog at September 25, 2020, was $69.4 million, compared to $96.7 million at September 27, 2019, and $66.6 million at June 30, 2020. I am encouraged by the direction we are headed despite the near-term economic challenges and uncertainty the COVID-19 crisis has created. While first quarter sales at Veth Propulsion (our Dutch operation) were down year-over-year, we ended the quarter with strong order and backlog growth. Oil and gas demand continues to experience significant year-over-year declines due to the current pricing environment and the number of idled fracking rigs in North America. However, we believe much of the idled capacity has been recently brought back online or scrapped. As a result, we expect to benefit from improving oil and gas demand in the coming quarters as the North American fracking fleet is repaired and replaced. We are also well positioned to benefit from growing global demand for hybrid and electric technology within the industrial off-highway market as a result of our leading power control technologies, capabilities, and experience. We see increasing demand trends within this market, which we anticipate accelerating in the coming years.”

“As you can see, we are successfully navigating the unprecedented effects the COVID-19 crisis has had across many of our global markets, while protecting the health and safety of our global employees, customers, and partners, and investing in our future. Our success is a testament to the resiliency of our business, the experience of our senior leadership team, and our commitment to quality, engineering, and customer service. In addition, we continue to diversify our end markets, drive efficiencies across our footprint, and optimize our global assets, which we believe will enable us to emerge from the COVID-19 crisis with increased agility, profitability, and market share,” continued Mr. Batten.

“Additional initiatives are currently underway that will further transform Twin Disc’s operating model and support additional expense reductions. This includes a potential sale of our corporate office in Racine that, once completed, will allow us to consolidate our corporate operations into other existing Twin Disc facilities. Along with the operating savings and cash generation this sale will provide Twin Disc, this will also allow the community to benefit from a more effective use for this under-utilized asset, contributing to the ongoing redevelopment of Racine. I am also pleased with the progress we are making at our new Lufkin, TX manufacturing facility. We anticipate production at this facility will start at the beginning of the calendar year, which will further improve our manufacturing and logistic capabilities, while concentrating resources closer to many of our customers,” concluded Mr. Batten.

Gross profit percent for the fiscal 2021 first quarter was 22.3%, compared to 16.3% in the fiscal 2020 first quarter. Gross profit, as a percent of fiscal 2020 first quarter sales, adjusted for an isolated prior year $3.9 million product performance accrual related to one of our pressure-pumping models, was 22.8%. The slight year-over-year decline in adjusted gross profit, as a percent of sales, was due to reduced volume and a less profitable mix of revenues associated with reduced new rig construction and aftermarket demand in the North American fracking market and lower overall sales, partially offset by improved efficiencies, proactive expense management and the positive impact of foreign COVID-19 relief programs.

For the fiscal 2021 first quarter, marketing, engineering and administrative (ME&A) expenses decreased $3.3 million to $13.0 million, compared to $16.3 million for the fiscal 2020 first quarter. The 20.3% decrease in ME&A expenses in the quarter was primarily due to reduced domestic salaries and benefits ($1.5 million), corporate travel ($0.3 million), marketing activities ($0.3 million), lower bonus expense ($0.4 million) and general cost containment actions ($0.8 million). As a percent of revenues, ME&A expenses increased to 28.2% for the fiscal 2021 first quarter, compared to 27.6% for the same period last year.

Twin Disc recorded restructuring charges of $0.4 million in the fiscal 2021 first quarter, compared to restructuring charges of $0.1 million in the same period last fiscal year. Restructuring activities during the fiscal 2021 first quarter related primarily to ongoing cost reduction and productivity actions at the Company’s European operations and actions to adjust the cost structure at our domestic operation.

The effective tax rate for the fiscal 2021 first quarter was 19.1%, compared to 20.5% for the same period last fiscal year. The slight decline in the effective tax rate is primarily the result of the mix of earnings by jurisdiction.

Net loss attributable to Twin Disc for the fiscal 2021 first quarter was $(4.0) million or $(0.30) per share, compared to a net loss attributable to Twin Disc of $(6.3 million), or $(0.48) per share for the prior fiscal year first quarter.

Earnings (loss) before interest, taxes, depreciation, and amortization (EBITDA)* were a loss of $(1.6 million) for the fiscal 2021 first quarter, compared to a loss of $(4.6 million) for the fiscal 2020 first quarter.

Jeffrey S. Knutson, Vice President – Finance, Chief Financial Officer, Treasurer and Secretary, stated: “The initiatives we have taken to eliminate expenses and drive efficiencies across our organization are taking hold and we believe these actions will improve future levels of profitability in the coming quarters. In addition, we are focused on strengthening our balance sheet, reducing working capital levels, and generating positive operating cash flow. We continue to focus on controlling expenses and investments, and currently expect to invest $5 million to $7 million in capital expenditures during fiscal 2021.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern Time on October 30, 2020. To participate in the conference call, please dial 866-548-4713 five to ten minutes before the call is scheduled to begin. A replay will be available from 2:00 p.m. October 30, 2020 until midnight November 6, 2020. The number to hear the teleconference replay is 844-512-2921. The access code for the replay is 6281019.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/ and follow the instructions at the web cast link. The archived webcast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers, and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches, and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government, and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Risk factors also include the effects of the COVID-19 pandemic, and any impact the COVID-19 pandemic may have on the Company’s business operations, as well as its impact on general economic and financial market conditions.

*Non-GAAP Financial Disclosures

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above-mentioned items.

--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data; unaudited)

	For the Quarter Ended
	September 25, 2020	September 27, 2019
Net sales	$46,143	$59,290
Cost of goods sold	35,866	49,654
Gross profit	10,277	9,636
Marketing, engineering and administrative expenses	13,022	16,346
Restructuring expenses	405	121
Loss from operations	(3,150)	(6,831)

Interest expense	573	389
Other expense, net	1,143	691
Loss before income taxes and noncontrolling interest	(4,866)	(7,911)
Income tax benefit	(929)	(1,618)

Net loss	(3,937)	(6,293)
Less: Net earnings attributable to noncontrolling interest, net of tax	(42)	(18)
Net loss attributable to Twin Disc	$(3,979)	$(6,311)
Loss per share data:
Basic loss per share	$(0.30)	$(0.48)
Diluted loss per share	$(0.30)	$(0.48)
Weighted average shares outstanding data:
Basic shares outstanding	13,197	13,111
Diluted shares outstanding	13,197	13,111

Comprehensive income (loss):
Net loss	$(3,937)	$(6,293)
Benefit plan adjustments, net of income taxes of $177 and $169, respectively	553	557
Foreign currency translation adjustment	3,612	(2,996)
Unrealized gain (loss) on cash flow hedge, net of income taxes of $22 and ($44), respectively	75	(143)
Comprehensive income (loss)	303	(8,875)
Less: Comprehensive income attributable to noncontrolling interest	(55)	(36)

Comprehensive income (loss) attributable to Twin Disc	$248	$(8,911)

Reconciliation of Consolidated net LOSS to EBITDA

(In thousands; unaudited)

	For the Quarter Ended
	September 25, 2020	September 27, 2019
Net loss attributable to Twin Disc	$(3,979)	$(6,311)
Interest expense	573	389
Income taxes	(929)	(1,618)
Depreciation and amortization	2,758	2,926
Loss before interest, taxes, depreciation and amortization	$(1,577)	$(4,614)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands; unaudited)

	September 25,	June 30,
	2020	2020
ASSETS
Current assets:
Cash	$9,313	$10,688
Trade accounts receivable, net	31,824	30,682
Inventories	120,216	120,607
Prepaid expenses	5,277	5,269
Other	5,946	6,739
Total current assets	172,576	173,985

Property, plant and equipment, net	77,775	72,732
Intangible assets, net	18,817	18,973
Deferred income taxes	29,057	24,445
Other assets	4,118	3,992

Total assets	$302,343	$294,127

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$3,700	$4,691
Accounts payable	23,293	25,663
Accrued liabilities	42,432	36,380
Total current liabilities	69,425	66,734

Long-term debt	39,016	37,896
Lease obligations	17,836	13,495
Accrued retirement benefits	27,600	27,938
Deferred income taxes	5,527	5,501
Other long-term liabilities	2,384	2,605

Total liabilities	161,788	154,169

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; Issued: 14,632,802; no par value	40,814	42,756
Retained earnings	152,676	156,655
Accumulated other comprehensive loss	(36,998)	(41,226)
	156,492	158,185
Less treasury stock, at cost (1,080,698 and 1,226,809 shares, respectively)	16,560	18,796

Total Twin Disc shareholders' equity	139,932	139,389

Noncontrolling interest	623	569
Total equity	140,555	139,958

TOTAL LIABILITIES AND EQUITY	$302,343	$294,127

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands; unaudited)

	For the Quarter Ended
	September 25, 2020	September 27, 2019

Cash flows from operating activities:
Net loss	$(3,937)	$(6,293)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization	2,758	2,926
Provision for deferred income taxes	(4,908)	(1,663)
Stock compensation expense and other non-cash changes, net	709	457
Net change in operating assets and liabilities	4,662	6,054
Net cash (used) provided by operating activities	(716)	1,481

Cash flows from investing activities:
Acquisitions of fixed assets	(1,419)	(4,037)
Proceeds from sale of fixed assets	19	29
Other, net	(129)	(129)
Proceeds from sale of Mill Log, net of costs to sell	300	-
Net cash used by investing activities	(1,229)	(4,137)

Cash flows from financing activities:
Borrowings under revolving loan arrangement	18,301	33,095
Repayments under revolver loans	(18,674)	(25,397)
Repayments of other long-term debt	(155)	-
Dividends paid to noncontrolling interest	-	(127)
Payments of withholding taxes on stock compensation	(224)	(913)
Net cash (used) provided by financing activities	(752)	6,658

Effect of exchange rate changes on cash	1,322	141

Net change in cash	(1,375)	4,143

Cash:
Beginning of period	10,688	12,362

End of period	$9,313	$16,505

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